Exhibit 10.35

August 21, 2022

Mr. Eric L. Gerratt

RE: Offer of Employment

Dear Eric:

Thank you for speaking with me recently regarding possible employment with Bridger Aerospace Group Holdings, LLC (the “Company”). As a result of our discussions, I am pleased to offer you employment with the Company in the position of Chief Financial Officer, with a tentative start date of October 1st, 2022 (the “Start Date”). You will report directly to me, and your job responsibilities will encompass traditional Chief Financial Officer responsibilities, as well as those tasks that the Company may assign.

Your salary rate will be $425,000 per annum, and you will be eligible for a discretionary bonus target of 0.75x your base salary, with a maximum of 1.5x your base salary, as determined by the Board of Directors and based on, but not limited to, a combination of both Company and personal performance. Additionally, you will be granted an equity interest in the Company in the amount of $5,000,000, which equity will vest over a 7-year period pursuant to the schedule set forth below:

Year	Vesting Amount
12/31/2022 (in connection with closing of the Company’s merger agreement with Jack Creek Investment Corp.	$500,000
12/31/2023	$625,000
12/31/2024	$625,000
12/31/2025	$625,000
12/31/2026	$625,000
12/31/2027	$1,000,000
12/31/2028	$1,000,000

In addition to the foregoing, you will be eligible for additional equity grants on an annual basis as determined by the Board of Directors and based on, but not limited to, a combination of both Company and personal performance. You will also be eligible to participate in the Company’s other benefits including group health, vision and dental insurance, as well as the Company’s 401k program. You will receive 20 days of paid vacation per calendar year earned ratably at the rate of .666 days per month, and you will receive 10 personal days.

The Company will pay 100% of any costs you incur in connection with the provision of services to the Company, including cost of travel, computers and internet connections (any amounts reimbursed to you for your relocation, the “Work Expenses”). Relocation receipts will be required for this reimbursement.

Should you voluntarily terminate your employment for any reason, or if you are terminated due to gross negligence, fraud, misappropriation, malfeasance and/or embezzlement, within eighteen (18) months of your Start Date, you agree to repay within thirty (30) days of your termination date all Work Expenses. If termination occurs more than eighteen (18) months after your Start Date, then you will not be required to repay Work Expenses.

This offer of at-will employment and the Start Date are contingent upon (i) obtaining legal status for employment in the US within three (3) business days of employment; (ii) signing the Company employee handbook and other internal policies; and (iii) successful completion of criminal and driving background checks.

Eric, we are excited about having you join our team and look forward to working with you to continue the development of our Company. If you accept this offer and agree to the above terms, please sign and date below and return to me.

Best Regards,

/s/ Timothy P. Sheehy
Timothy P. Sheehy
Chief Executive Officer

I accept employment with Bridger Aerospace Group Holdings, LLC on the terms described herein.

/s/ Eric L. Gerratt	8-22-22
Eric L. Gerratt	Date